UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

August 3, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way, Suite 400, Bellevue, WA, USA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

♦	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

♦	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

♦	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

♦	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 23, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into an Offer to Purchase (the “Offer”) with Solar Energy Limited, a Delaware corporation (“Solar”), whereby Solar would acquire all of the Company’s ownership units in Amazonia Capital e Participacoes Ltda., a Brazilian corporation (“Amazonia”), which represents 99% of all of the issued and outstanding share capital of Amazonia. Solar would acquire 1,980,000 of the Company’s ownership units in Amazonia in exchange for payment of $1,500,000 (the “Purchase Price”) (all figures in $US).

The Offer was subject to Solar’s receipt and satisfactory review of Amazonia’s twelve-month budget-business plan, which included the use of proceeds of the initial $2,000,000 budget for the twelve-month period after the Closing. Pursuant to the terms of the Offer, Solar had until August 2, 2010 to complete such review and to be satisfied with such budget and business plan. On July 30, 2010, the Company and Solar amended the Offer to extend the deadline for Solar’s review and satisfaction of the budget and business plan to August 4, 2010. On August 3, 2010 Solar notified the Company that it was not removing the subject clause and as a result the Offer was terminated.

No penalties or fees were incurred by the Company as result of the termination of the Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: August 6, 2010

BRAZIL GOLD CORP.

By: /s/ THOMAS E. SAWYER
Name: THOMAS E. SAWYER
Title:           Chairman of the Board/CEO